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                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2)

[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Allied Waste Industries, Inc.
                       American Disposal Services, Inc.
                 (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     4) Date Filed:

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[ALLIED WASTE INDUSTRIES INC. LOGO]                    [AMERICAN D.S. INC. LOGO]

September 30, 1998

Dear Stockholders of Allied Waste Industries, Inc. and American Disposal Services, Inc.:

     By now, you should have received your Joint Proxy Statement and Prospectus for the Special Meetings of Stockholders of Allied Waste Industries, Inc. ("Allied Waste") and American Disposal Services, Inc. ("American").

     At the Special Meetings you will be asked to approve and adopt the Agreement and Plan of Merger, dated as of August 10, 1998, by and among Allied Waste, AWIN II Acquisition Corporation ("Acquisition"), a wholly owned subsidiary of Allied Waste, and American providing for, among other things, the merger (the "Merger") of Acquisition with and into American and the issuance by Allied Waste of 1.65 shares of Allied Waste common stock, par value $.01 per share for each outstanding share of American common stock, par value $.01 per share.

     The Boards of Directors of Allied Waste and American believe that the proposed Merger is in the best interests of Allied Waste, American and their stockholders and unanimously recommend that you vote for these proposals. If you have not voted, we urge you to do so by completing, signing, and returning a proxy card.

     We would like you to know that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the Merger has expired. In addition, American has amended the terms of its Amended and Restated 1996 Stock Option Plan ("Plan") to provide that each option to purchase shares of American common stock ("American Options") which remains unexercised will no longer terminate upon consummation of the Merger but will be converted into an option to purchase that number of shares of Allied Waste common stock equal to 1.65 times the number of shares of American common stock covered by the American Option at an exercise price per share equal to the exercise price per American Option divided by 1.65. The options to purchase Allied Waste common stock shall be exercisable at any time and shall be governed by the other terms of the Plan. Accordingly, options shall terminate 90 days after termination of an employment or consulting arrangement with Allied Waste (as successor to American), in the case of American employees, and one year after termination of director status, in the case of non-employee directors of American. As of September 29, 1998, American Options to acquire approximately 501,417 shares of American common stock had an exercise price in excess of the $40.125 per share closing price for American common stock as reported on the Nasdaq Stock Market on such date, of which American Options to acquire approximately 496,917 shares of American common stock were held by the directors and executive officers of American, with Messrs. Richard DeYoung, Richard T. Kogler, Stephen P. Lavey, Lawrence R. Conrath, Sr. and John J. McDonnell and Mses. Ann L. Straw and Mary T. Ryan holding approximately 157,895; 75,188; 46,992; 30,075; 30,075; 46,617 and 30,075, respectively, of these American
Options.

     Unless you have already voted, regardless of the number of shares you hold or whether you plan to attend the Special Meeting, we urge you to complete, sign, and return your proxy card immediately. If you would like to receive an additional copy of the Joint Proxy Statement and Prospectus, have questions or would like to change your vote, please contact D.F. King & Co., Inc. at (800) 290-6424 if you are an Allied Waste stockholder and Innisfree M&A Incorporated at (888) 891-1144 if you are an American stockholder. Thank you for your support.

Allied Waste Industries, Inc.                   American Disposal Services, Inc.